Filed pursuant to Rule 424(b)(5)
Registration No. 333-141110

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	15,000,000	$24.00	$360,000,000	$20,088 (1)

(1)	The filing fee of $20,088 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, a filing fee of $58,850 has already been paid with respect to unsold securities that were previously registered pursuant to Registration Statement No. 333-121452 initially filed by Plains Exploration & Production Company on December 20, 2004, as amended, and has been carried forward to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus forms a part. After application of $18,945 of the registration fee due for this offering, as well as the previous application of $39,905 in registration fees in connection with prior offerings under the Registration Statement, no amount remains available for future registration fees. Accordingly, a filing fee of $1,143 is being paid at this time.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 7, 2007)

15,000,000 Shares

PXP

Plains Exploration & Production Company

Common Stock

We are selling 15,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “PXP.” On August 6, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $24.95 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 1 of the accompanying prospectus.

	Per Share	Total
Public offering price	$24.00	$360,000,000
Underwriting discounts and commissions	$0.96	$14,400,000
Proceeds to Plains (before expenses)	$23.04	$345,600,000

We have granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of our common stock from us on the same terms and conditions as set forth above if the underwriters sell more than 15,000,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on August 12, 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	Barclays Capital	J.P. Morgan	UBS Investment Bank

Co-Managers

Capital One Southcoast	Dahlman Rose & Company	Howard Weil Incorporated	Raymond James

Simmons & Company International	SMH Capital	Tudor, Pickering, Holt & Co.

Prospectus Supplement dated August 6, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of common stock and debt securities in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate amount of securities being offered and the risks of investing in our securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, in this prospectus supplement, all references to “Plains,” “PXP,” “we,” “us” or “our” refer to Plains Exploration & Production Company and its direct and indirect subsidiaries on a consolidated basis.

S-i

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K and 8-K/A filed May 20, 2008, February 17, 2009, March 3, 2009, March 6, 2009, March 13, 2009, April 6, 2009 and April 23, 2009; and

•

the description of our common stock contained in our Form 10 registration statement filed with the SEC on November 8, 2002, as amended by Amendment No. 1 filed November 21, 2002, Amendment No. 2 filed December 3, 2002, and Amendment No. 3 filed December  6, 2002.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under “Prospectus Supplement Summary,” “Risk Factors” and elsewhere in this document regarding our financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for our future operations.

Forward-looking statements are subject to risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for our obligation to disclose material information under U.S. federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this prospectus supplement, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of the energy industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	uncertainties inherent in the development and production of oil and gas and in estimating reserves;

S-ii

•	unexpected difficulties in integrating our operations as a result of any significant acquisitions;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and gas price fluctuations, including the impact on our reserve volumes and values and on our earnings;

•

the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the success of our derivative activities;

•	the success of our risk management activities;

•	the effects of competition;

•	the availability (or lack thereof) of acquisition, disposition or combination opportunities;

•	the availability (or lack thereof) of capital to fund our business strategy and/or operations;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the ability and willingness of our current or potential counterparties to fulfill their obligations to us or to enter into transactions with us in the future; and

•	general economic, market, industry or business conditions.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Incorporation by Reference.”

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 1 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase securities in this offering. We have defined certain oil and gas industry terms used in this document in the “Glossary of Oil and Gas Terms” beginning on page S-25 of this prospectus supplement.

PLAINS EXPLORATION & PRODUCTION COMPANY

We are an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas properties primarily in the United States. We own oil and gas properties with principal operations in:

•	Onshore California;

•	Offshore California;

•	the Gulf of Mexico;

•	the Gulf Coast Region;

•	the Mid-Continent Region; and

•	the Rocky Mountains.

Assets in our principal focus areas include mature properties with long-lived reserves and significant development opportunities as well as newer properties with development and exploration potential. In addition to the assets in our principal focus areas listed above, we also have an interest in an exploration prospect offshore Vietnam. We believe our balanced portfolio of assets, our recent significant deleveraging transactions and our ongoing hedging program position us well for both the current commodity price environment and future potential upside as we develop our attractive resource opportunities. As of December 31, 2008, we had estimated proved reserves of 292.1 MMBOE, of which 61% was comprised of oil and 72% was proved developed.

Our principal executive offices are located at 700 Milam Street, Suite 3100, Houston, Texas 77002, and our telephone number is (713) 579-6000.

Recent Developments

Haynesville Carry

On August 6, 2009 we announced an amendment to our joint venture agreement with Chesapeake Energy Corporation, or Chesapeake, that accelerates the payment of our remaining commitment to fund 50% of Chesapeake’s share of drilling and completion costs for future Haynesville Shale wells, which we refer to as the Haynesville Carry. In this amendment, we agreed to pay $1.1 billion for the remaining Haynesville Carry balance due Chesapeake as of September 30, 2009, which we estimated at $1.25 billion. This payment represents an approximate 12% reduction in the total amount due. Additionally, Chesapeake has committed to drill at least 150 wells per year under the participation agreement for the three year period starting October 1, 2009. Further, we have agreed to terminate our one-time option exercisable in June of 2010 to avoid paying the last $800 million of the Haynesville Carry in exchange for an assignment to Chesapeake of 50% of our interest in our Haynesville acreage. The closing of this transaction is expected to occur on September 29, 2009.

Increase in 2009 Capital Budget

In August 2009, we revised our 2009 capital budget to $1.4 billion from $1.05 billion. The increase reflects our participation in anticipated additional Haynesville Shale wells and additional acreage purchases offset by the elimination of the Haynesville Carry in the fourth quarter, combined with a slower than anticipated reduction in rig rates and service costs as well as additional Gulf of Mexico exploratory drilling. Our revised 2009 capital budget continues to be focused on our major development areas. Our resources will be primarily directed to the Haynesville Shale, the California long-life oil resource base, the Flatrock area development, delineation of the Friesian discovery, and high-impact Miocene and Paleogene exploration projects in the Gulf of Mexico shelf and deep water. To maximize economic returns, we continue to reduce operating expenses in all of our field locations and general and administrative costs. We are also aggressively managing our inventory, our cost structure and our financial flexibility.

Modified Derivative Positions and Recent Offerings

In the first and second quarters of 2009, we continued to strengthen our liquidity by monetizing hedges, issuing new senior notes and selling shares of our common stock.

In the first quarter of 2009, we monetized our 2009 and 2010 crude oil put option contracts on 40,000 BOPD with weighted average strike prices of $106.16 per barrel and $111.49 per barrel, respectively. In addition, we terminated our crude oil swaps on 20,000 BOPD in 2009. As a result of this monetization, we received approximately $1.1 billion in net proceeds, which we used to reduce the outstanding balance on our senior revolving credit facility and for other general corporate purposes. In connection with this monetization, we also entered into crude oil put option contracts on 40,000 BOPD in 2010. These put options have a strike price of $55 per barrel. Additionally, in separate transactions, we acquired natural gas three-way collars on 85,000 MMbtu per day for 2010.

In March 2009, we issued $365 million of 10% Senior Notes due 2016, which were sold to the public at 92.373% of the face value to yield 11.625% to maturity. In April 2009, an additional $200 million of 10% Senior Notes due 2016 were sold to the public at 92.969% of the face value, plus interest accrued from March 6, 2009, to yield 11.5% to maturity. We received $511 million of net proceeds, after deducting the underwriting discounts, original issue discounts and offering expenses. We used the net proceeds to reduce indebtedness outstanding under our senior revolving credit facility and for general corporate purposes, including capital expenditures.

During the second quarter of 2009, we sold 13.8 million shares of our common stock at a price of $18.70 per share to the public and received $250.9 million of net proceeds after deducting the underwriting discounts and offering expenses. The net proceeds are being used for general corporate purposes, including future capital expenditures.

Description of Operating Areas

Gulf Coast Region, Including Haynesville Shale and South and East Texas

Haynesville Shale.    In July 2008, we acquired from Chesapeake Energy Corporation, or Chesapeake, a 20% interest in Chesapeake’s Haynesville Shale leasehold. The Haynesville Shale is characterized by gas production from the Jurassic aged Haynesville shale formation, and typical well depth is 10,500 feet. The area is currently being developed with approximately 4,000 foot horizontal wells with a measured total depth of 16,000 feet. We have rights to approximately 113,000 net acres with 1,400 potential net drilling locations. Drilling operations began in July 2008 and production commenced during the third quarter of 2008. Haynesville Shale average daily net production during the second quarter of 2009 was 28 MMcfe per day net to us, a 100% increase from the 14 MMcfe per day net average during the first quarter of 2009. Current production is approximately 43 MMcfe per day net to us and is expected to exceed approximately 70 MMcfe net per day by year-end 2009 and approximately 125 MMcfe net per day by year-end 2010. Chesapeake is expected to operate an average of 33 rigs in the second half of 2009 and 36 rigs in 2010.

South Texas.    We own interests in oil and gas properties on approximately 94,448 gross acres (62,846 net acres) with 321 square miles of 3-D seismic located in South Texas, including approximately 52,648 gross acres (29,453 net acres) that we acquired in April 2008 from a private company.

Our South Texas development activities are primarily focused on gas reserves concentrated in the Los Mogotes, Lopez Ranch, Mills Bennett and Javelina Fields. The fields produce from the Eocene Yegua and Wilcox formations, found at depths generally ranging from 7,000 to 14,000 feet. In 2009, we plan to continue focusing on development in these fields, but at a reduced rate.

Jefferson County, Texas.    We hold a 100% working interest in approximately 72,233 gross acres, including the Oligocene, Frio and Vicksburg reservoirs in the Big Mac prospect area. We own over 275 square miles of 3-D seismic data, and interpretation of that data has yielded a number of exploratory prospects.

Polk and Tyler Counties, Texas.    We hold approximately 63,186 gross acres, including the Cretaceous Woodbine and Austin Chalk Formations. We own approximately 125 square miles of new, proprietary 3-D seismic data, and interpretation of that data has yielded a number of exploratory prospects.

South Louisiana.    We have approximately 35,872 gross acres in central South Louisiana on which to explore for Oligocene and deeper Eocene targets. We own over 165 square miles of new 3-D seismic data in central South Louisiana and hold a 100% working interest. We plan to drill a well on this acreage in the second half of 2009.

Gulf of Mexico

We have both exploration and development projects in the Gulf of Mexico asset area, which includes coastal onshore and offshore areas of Texas and Louisiana and the Gulf of Mexico.

We have an exploration agreement with McMoRan Exploration Co. to participate in several of their Miocene exploratory prospects.

•

Production commenced at Flatrock, where we own a 30% working interest, in the first quarter of 2008, and these wells are currently producing over 65 MMcfe per day net to our interest. In May 2009, the operator completed a planned facility expansion at the Tiger Shoal production facility.

•	As of June 30, 2009, a well drilled on South Timbalier Block 168, where we own a 35% working interest, was temporarily abandoned awaiting completion.

•

Positive drilling results at the Blueberry Hill deep gas exploratory well, operated by McMoRan and located on Louisiana State Lease 340 in the Gulf of Mexico, indicate a potential discovery. The exploratory sidetrack well was drilled to a true vertical depth of 21,900 feet and log-while-drilling tools indicated resistive zones approximating 150 gross feet. Operations are currently underway to deepen the well to a proposed total depth of 24,000 feet to assess deeper targets. We hold a 47.9% working interest.

•

A drilling rig is on location at the Davy Jones prospect. McMoRan, as the operator, is re-entering a previously abandoned well bore located on South Marsh Island Block 230 in the Gulf of Mexico, which had been drilled to 19,957 feet, and plans to deepen the well to a proposed total depth of 28,000 feet. We have a 30.8% working interest.

In the deepwater area of the Gulf of Mexico, we have a 50% working interest in the Friesian discovery well announced in November 2006. The Friesian #2 well, operated by us and located in Green Canyon 643, is preparing to drill below 31,000 feet towards a proposed total depth of over 34,000 feet. The drilled portion of the Friesian #2 well shows strong correlation, both geologic and pressure, with the initial Miocene field pay sands at the Tahiti Field. The well has encountered a total of 478 net feet of oil pay of which 389 net feet was encountered in the initial well and 89 net feet encountered in the deeper section of the well. A liner has been set and plans are to re-drill the M-18 sand and drill ahead to the M-21 sands, the prolific main field equivalent sands at Chevron’s Tahiti Field. Well results are expected during the third quarter of 2009. Additionally, early stage commercialization initiatives for Freisian production are under study with multiple parties to target initial production by 2012.

In August 2009, Shell Offshore Inc. discontinued operations on the Salida prospect at a depth of approximately 27,300 feet. Evaluation of the well determined it was non-commercial, and it is being plugged and abandoned.

During 2009, we plan to participate in development wells and select exploration wells in the Gulf of Mexico. Drilling commenced during the second quarter and is continuing on the Northwood exploration prospect operated by Chevron U.S.A. Inc. in Green Canyon Block 945. Drilling on the Rickenbacker prospect in Keathley Canyon Block 470 operated by Anadarko Petroleum Corporation is expected to begin during the third quarter.

International

Vietnam.    In November 2007, we acquired Pogo Producing Company, or Pogo, which had entered into a production sharing contract with PetroVietnam, the state oil company of Vietnam. Our interest in Block 124 covers approximately 1,480,000 gross acres offshore central Vietnam. We have completed the interpretation of approximately 850 square kilometers of 3-D seismic data and the drilling of an exploratory well, which was plugged and abandoned after encountering a minor structurally controlled hydrocarbon accumulation. The geologic data derived from the well is being incorporated into the evaluation and selection of the location for a second exploratory well. The second well is expected to commence in the third quarter of 2009 on Block 124, in which we hold a 100% working interest.

Onshore California

Los Angeles Basin.    We hold a 100% working interest in the majority of our Los Angeles Basin properties, including Inglewood, Las Cienegas, Montebello, Packard and San Vicente. The LA Basin properties are characterized by light crude (18 to 29 degree API gravity), have well depths ranging from 2,000 feet to over 10,000 feet and include both primary production and mature waterfloods where producing wells have high water cuts.

San Joaquin Basin.    Our San Joaquin Basin properties are primarily in the Cymric, Midway Sunset and South Belridge Fields. These are long-lived fields that have heavier oil (12 to 16 degree API gravity) and shallow wells (generally less than 2,000 feet) that require enhanced oil recovery techniques, including steam injection, and produce with high water cuts.

During 2009, we plan to continue developing these long-lived reserve properties, focusing on capital investment projects that provide the best returns under the current low commodity price and high service cost environment as well as targeting production cost reductions. We are evaluating our exposure to the recently announced positive industry discovery in Kern County, California. The discovery area is under evaluation and apparently consists of conventional oil and gas bearing formations. We hold approximately 9,800 net acres in the Kern County area.

Other Onshore California.    We hold a 100% working interest (94% net revenue interest) in the Arroyo Grande Field located in San Luis Obispo County, California. This is a long-lived field that has heavier oil (12 to 16 degree API gravity) and well depths averaging 1,700 feet and requires continuous steam injection.

We recently obtained permits to construct a water reclamation and treatment facility to improve operating efficiencies for oil recovery activities. The new facility will accelerate field development and production growth. We have elected to delay construction as a result of the current low commodity price and high service cost environment and plan to focus our capital on higher return projects.

Offshore California

Point Arguello.    We hold a 69.3% working interest (58% net revenue interest) in the Point Arguello Unit and the various partnerships owning the related transportation, processing and marketing infrastructure. Much of the activity on this property in 2009 will concentrate on maintaining production.

Point Pedernales.    We hold a 100% working interest (83% net revenue interest) in the Pt. Pedernales Field, which includes one platform that is utilized to exploit the Federal OCS Monterey Reservoir by extended reach directional wells and support facilities which lie within the onshore Lompoc Field. Much of the activity on this property in 2009 will concentrate on maintaining production.

Mid-Continent Region

We have interests in oil and gas properties on approximately 532,292 gross leasehold acres with 715 square miles of 3-D seismic located in Texas and Oklahoma. Development activities are concentrated in the Courson Ranch area located primarily in Roberts and Hutchinson Counties in Texas as well as in the Wheeler and Marvin Lake Prospects in Wheeler and Hemphill Counties in Texas. The structural and stratigraphic objectives include Cleveland Sands, Mississippian carbonates, Granite and Atoka Wash, found at varying depths. Exploration opportunities of various stratigraphic and structural plays have been identified in the Mid-Continent Region on a concentration of ranches principally located in Roberts and Hutchinson Counties.

In 2009, we plan to concentrate our development drilling on the Wheeler and Marvin Lake Prospects as well as additional exploration drilling at the Courson and Turkey Track Ranches at a reduced rate, and have targeted production cost reductions.

We are currently evaluating our exposure to the recently announced positive industry Granite Wash results in the Texas Panhandle. We hold leases covering 9,040 gross and about 5,650 net acres in the Stiles Ranch Field area in Wheeler County, Texas. The acreage is located within the productive trend of horizontal drilling that is targeting multiple Pennsylvanian Granite Wash/Atoka Wash reservoirs. In addition to the horizontal potential at Wheeler, we are also evaluating the horizontal potential of the Marvin Lake Area in Hemphill County, Texas, where we hold approximately 14,000 gross/net acres. We have identified a minimum of 29 horizontal well locations targeting discrete units within the Granite Wash/Atoka Wash section. More information is being obtained and added to the interpretation both regionally and locally. It is likely that more locations will be identified as additional information is integrated and the critical criteria for economically attractive horizontal targets are better defined.

Rocky Mountains

Wind River Basin.    We own a 14% working interest in the Madden Unit and Lost Cabin Gas Plant located in central Wyoming. The Madden Unit is a federal unit operated by a third party and consists of approximately 64,104 gross acres in the Wind River Basin. The Madden Unit is characterized by gas production from multiple stratigraphic horizons of the Lower Fort Union, Lance, Mesaverde and Cody sands and the Madison Dolomite. Production from the Madden Unit is typically found at depths ranging from 5,500 to 25,000 feet. Some of the gas produced from the Madden Unit requires processing at the Lost Cabin Gas Plant to remove high concentrations of carbon dioxide and sulfur. We will continue to target, among other objectives, the Lower Fort Union Sands during the remainder of 2009.

THE OFFERING

Issuer	Plains Exploration & Production Company

Common stock offered	15,000,000 shares(1)

Common stock outstanding after this offering	137,005,085 shares(1)(2)

Use of proceeds	We will receive net proceeds from this offering of approximately $345.3 million, after deducting the underwriting discounts and estimated offering expenses.

We expect to use the net proceeds from this offering for general corporate purposes, including to fund a portion of the $1.1 billion payment for the Haynesville Carry. See “Recent Developments—Haynesville Carry.”

Risk factors	See “Risk Factors” for a discussion of the risk factors you should carefully consider before deciding to invest in our common stock.

NYSE symbol	PXP

(1)	Excludes shares that may be issued to the underwriters pursuant to their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, the total number of shares of common stock offered will be 17,250,000 and the total number of shares of our common stock outstanding after this offering will be 139,255,085, based on the total number of outstanding shares of our common stock as of August 6, 2009.
(2)	Excludes 35,911 shares potentially issuable as of August 6, 2009, under outstanding options at a weighted average exercise price of $8.96.

RISK FACTORS

An investment in our common stock involves risks. You should consider carefully the risk factors included below and under the caption “Risk Factors” beginning on page 1 of the accompanying prospectus, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in our common stock.

Risks relating to this offering and our common stock

There may be future dilution of our common stock or other equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock or securities convertible into or exchangeable for our common stock. If we issue additional shares of our common stock or convertible or exchangeable securities, it may adversely affect the market price of our common stock. Our certificate of incorporation authorizes our board of directors to issue up to 250,000,000 shares of our common stock, par value $0.01 per share, and up to 5,000,000 shares of our preferred stock, par value $0.01 per share. As of August 6, 2009, we had outstanding 122,005,085 shares of our common stock and no shares of preferred stock.

The market price of our common stock has historically experienced volatility.

The market price of our common stock has historically experienced fluctuations. For example, during 2008, the market price of our common stock ranged from $15.52 to $79.86 per share. The market price of our common stock is likely to continue to be volatile and subject to price and volume fluctuations in response to commodity price volatility and market and other factors, including the factors discussed in “Forward-Looking Statements.” Volatility or depressed market prices of our common stock could make it difficult for you to resell shares of our common stock when you want or at attractive prices.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future.

We have not paid any cash dividends and do not anticipate declaring or paying any cash dividends in the future. We intend to retain our earnings to finance the expansion of our business, repurchase shares of our common stock and for general corporate purposes. Our board of directors has the authority to declare and pay dividends on our common stock in its discretion, as long as we have funds legally available to do so. Our credit facility and indentures restrict our ability to pay cash dividends.

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations or to obtain alternative financing could materially and adversely affect our business, financial condition, results of operations and prospects.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

A ratings downgrade in the future with respect to our long term debt could result in a decrease in the value of our common stock.

We are currently on a negative watch with a nationally recognized rating agency. This rating agency or another that rates our long term debt may decide to downgrade our corporate and / or long term debt credit ratings. Any such downgrade could result in a decrease in the trading price of our equity and / or debt securities, and consequently the value of your investment in our common stock. Furthermore, such a downgrade could adversely affect our future ability to access capital markets and / or result in an increase in the cost of funding our future capital needs through issuances of debt or equity securities.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $345.3 million, after deducting the underwriting discounts and estimated offering expenses. We expect to use the net proceeds from this offering for general corporate purposes, including to fund a portion of the $1.1 billion payment for the Haynesville Carry. We expect to fund the remaining $754.7 million of the payment with cash and cash equivalents and the incurrence of additional indebtedness.

CAPITALIZATION

The following table sets forth our capitalization and cash balance as of June 30, 2009:

•	on a consolidated historical basis; and

•	on an as adjusted basis to reflect the issuance and sale of 15,000,000 shares of common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

You should read our historical financial statements and notes that are incorporated by reference into this prospectus supplement.

	June 30, 2009
	Plains Historical	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents(1)	$455,845	$801,145 (2)

Long-term debt:
Senior revolving credit facility(3)	—	—
7 3/4 % senior notes due 2015	600,000	600,000
10% senior notes due 2016(4)	524,129	524,129
7% senior notes due 2017	500,000	500,000
7 5/8 % senior notes due 2018	400,000	400,000

Total long-term debt	2,024,129	2,024,129

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized(5)	1,267	1,417
Additional paid-in capital	2,987,761	3,332,911
Retained earnings (deficit)	(36,254)	(36,254)
Treasury stock, at cost(6)	(243,745)	(243,745)

Total stockholders’ equity	2,709,029	3,054,329

Total capitalization	$4,733,158	$5,078,458

(1)	As of July 31, 2009, our cash balance was approximately $270 million.
(2)	As announced on August 6, 2009, we expect to accelerate our future commitment to fund the Haynesville Carry with an up front cash payment of $1.1 billion to be made on September 29, 2009.
(3)	As of August 6, we had borrowing capacity under our senior revolving credit facility of $1.34 billion.
(4)	Balance is reflected net of unamortized discount of $40.9 million.
(5)	126.7 million shares issued at June 30, 2009 on a historical basis, and 141.7 million shares issued at June 30, 2009 on an as adjusted basis for this equity offering.
(6)	4.7 million shares of treasury stock at June 30, 2009 on a historical basis and an as adjusted basis for this equity offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “PXP.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock.

	Common Stock
	High	Low
2007:
First Quarter	$49.42	$43.00
Second Quarter	$54.30	$42.38
Third Quarter	$51.76	$35.31
Fourth Quarter	$57.08	$43.91
2008:
First Quarter	$57.00	$40.72
Second Quarter	$79.86	$52.30
Third Quarter	$76.53	$30.64
Fourth Quarter	$35.05	$15.52
2009:
First Quarter	$27.20	$15.25
Second Quarter	$32.87	$16.40
Third Quarter (through August 6, 2009)	$32.29	$23.49

On August 6, 2009, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $24.95 per share. On that date, there were approximately 2,511 holders of record.

DIVIDEND POLICY

We have not paid any cash dividends and do not anticipate declaring or paying any cash dividends in the future. We intend to retain our earnings to finance the expansion of our business, repurchase shares of our common stock and for general corporate purposes. Our board of directors has the authority to declare and pay dividends on our common stock in its discretion, as long as we have funds legally available to do so. Our senior revolving credit facility and indentures restrict our ability to pay cash dividends.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Voting rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Directors are elected by a plurality of the votes cast at any meeting at which a quorum is present, and all other matters are determined by a majority of the votes cast, unless the question is one upon which, by express provision of law or our certificate of incorporation or bylaws, a different vote is required. The holders are not entitled to cumulative voting in the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect all of the directors who are up for election at a meeting of stockholders.

Dividends, distributions and stock splits

Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

Liquidation

In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid

All shares of common stock outstanding are fully paid and nonassessable.

Other rights

Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following general discussion summarizes the material U.S. federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their personal circumstances. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	insurance companies;

•	persons that hold our common stock as part of a “straddle,” a “hedge” or a “conversion transaction”;

•	expatriates;

•	pass-through entities (e.g., partnerships) or investors who hold our common stock through pass-through entities;

•	companies that accumulate earnings to avoid U.S. federal income tax;

•	U.S. holders (as defined below) who do not have the U.S. dollar as their functional currency; and

•	persons who hold or receive common stock as compensation.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holding our common stock, you should consult your tax advisor.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. If you are considering buying our common stock, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the purchase, ownership and disposition of our common stock, and the application of the U.S. federal income tax laws to your particular situation.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons,” as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The term “non-U.S. holder” means any beneficial owner of shares of our common stock that is neither a U.S. holder nor a partnership (including an entity that is treated as a partnership for U.S. federal income tax purposes).

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to “U.S. holders,” subject to the limitations described above.

Dividends

We do not presently expect to declare or pay any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be includible in gross income by a U.S. holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 15%), provided that the U.S. holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis in our common stock, and thereafter will be treated as capital gain.

Gain on Disposition of Common Stock

Upon a sale, exchange or other taxable disposition of shares of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in the shares of our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares of the common stock for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 15%. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding Requirements

In general, dividends on our common stock, and payments of the proceeds of a sale, exchange or other disposition of our common stock paid to a U.S. holder are subject to information reporting and additionally may be subject to backup withholding at a current maximum rate of 28% unless the U.S. holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be refunded or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to “non-U.S. holders,” subject to the limitations described above.

Dividends

We do not presently expect to declare or pay any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “Gain on Disposition of Common Stock” below. Any dividend paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty, unless the dividend is effectively connected with a trade or business carried on by the non-U.S. holder within the U.S. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN (or applicable substitute or successor form) properly certifying eligibility for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI (or applicable substitute or successor form) properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

such gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes.

An individual non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation has gain described under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder will be taxable on gain recognized on its disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition. If our common stock was not considered to be “regularly traded on an established securities market,” each non-U.S. holder would be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its common stock.

Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal Estate Tax

If you are an individual, common stock owned or treated as being owned by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding (at a current rate of 28%) will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Goldman, Sachs & Co., Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are acting as joint book-running managers and representatives of the underwriters for this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, the underwriters in this offering have severally agreed to purchase from us the respective number of shares of common stock shown opposite their names below:

Underwriters	Number of Shares
Goldman, Sachs & Co.	6,000,005
Barclays Capital Inc.	2,550,000
J.P. Morgan Securities Inc.	2,550,000
UBS Securities LLC	1,350,000
Capital One Southcoast, Inc.	364,285
Dahlman Rose & Company, LLC	364,285
Howard Weil Incorporated	364,285
Raymond James & Associates, Inc.	364,285
Simmons & Company International	364,285
SMH Capital Inc.	364,285
Tudor, Pickering, Holt & Co. Securities Inc.	364,285

Total	15,000,000

The underwriting agreement provides that the underwriters’ obligations to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ options to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$0.96	$0.96
Total	$14,400,000	$16,560,000

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.576 per share. After the offering, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering that are payable by us are estimated to be approximately $300,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of 2,250,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 15,000,000 shares in connection with this offering. The exercise of this option is subject to certain closing conditions.

Lock-Up Agreements

We and our executive officers have agreed that, subject to certain exceptions and except with respect to certain permitted transfers, that, without the prior written consent of the representatives, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon the exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common stock, (3) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into exercisable or exchangeable for common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization and Short Positions

The underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any such transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or any of the underwriters in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

From time to time, the underwriters and their affiliates have directly or indirectly provided investment and commercial banking and financial advisory services to us and our affiliates, for which they have received customary fees and commissions, and they expect to provide these services to us in the future, for which they expect to receive customary fees and commissions.

J.P. Morgan Securities Inc. served as a book-running manager, and Goldman, Sachs & Co., Barclays Capital Inc. and Capital One Southcoast, Inc. served as a co-managers, of our March 2009 offering of 10% senior notes due 2016. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under our senior revolving credit facility. Affiliates of Barclays Capital Inc., Goldman, Sachs & Co. Inc., UBS Securities LLC and Capital One Southcoast, Inc. are also lenders under our senior revolving credit facility. Barclays Capital Inc. and J.P. Morgan Securities Inc. served as joint book-running managers of our April 2009 offering of common stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP, Houston, Texas will pass upon the validity of the issuance of the common stock covered by this prospectus supplement. Certain matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Plains Exploration & Production Company and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pogo Producing Company as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2006, incorporated in this prospectus supplement by reference to Plains’ Current Report on Form 8-K dated May 19, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with our oil and gas prospects is derived from the reports of Netherland, Sewell & Associates, Inc., Ryder Scott Company, L.P., Ryder Scott Company—Canada and Miller and Lents, Ltd., each an independent petroleum consulting firm, and has been included in this document, and incorporated by reference into this document, upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

API gravity.    A system of classifying oil based on its specific gravity, whereby the greater the gravity, the lighter the oil.

Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bcf.    One billion cubic feet of gas.

Bcfe.    One billion cubic feet of gas equivalent.

BOE.    One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

BOPD.    Barrels of oil per day.

Btu.    British thermal unit. One British thermal unit is the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Gas.    Natural gas.

MBbl.    One thousand Bbl.

MBOE.    One thousand BOE.

Mcf.    One thousand cubic feet of gas.

MMBOE.    One million BOE.

MMBtu.    One million Btus.

MMcf.    One million cubic feet of gas.

MMcfe.    One million cubic feet of gas equivalent.

Oil.    Crude oil, condensate and natural gas liquids.

Play.    A geographic area with hydrocarbon potential.

Proved reserves.    Proved oil and gas reserves are the estimated quantities of oil, gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (ii) oil, gas and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (iii) oil, gas and natural gas liquids that may occur in undrilled prospects; and (iv) oil, gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

Reserve additions.    Changes in proved reserves due to revisions of previous estimates, extensions, discoveries, improved recovery and other additions and purchases of reserves in-place.

Reserve life.    A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production volumes. Production volumes are based on annualized fourth quarter production and are adjusted, if necessary, to reflect property acquisitions and dispositions.

Standardized measure.    The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

Tcf.    One trillion cubic feet of gas.

Tcfe.    One trillion cubic feet of gas equivalent.

PROSPECTUS

PXP

Plains Exploration & Production Company

COMMON STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

We, Plains Exploration & Production Company, may offer from time to time debt securities and common stock, and certain of our subsidiaries may offer guarantees of our debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of Plains Exploration & Production Company common stock.

Our common stock is listed on the New York Stock Exchange under the trading symbol “PXP.”

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 7, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Plains” and to the “company,” “we,” “us” or “our” are to Plains Exploration & Production Company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including any guarantees. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-31470). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.plainsxp.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

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Our common stock is listed on the New York Stock Exchange under the symbol “PXP.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Current Reports on Form 8-K and Form 8-K/A filed on February 22, 2007 and March 7, 2007; and

•

the description of our common stock contained in our Form 10 registration statement filed with the SEC on November 8, 2002, as amended by Amendment No. 1 filed November 21, 2002, Amendment No. 2 filed December 3, 2002, and Amendment No. 3 filed December 6, 2002.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Plains Exploration & Production Company

Attention: Corporate Secretary

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements may be found in this document regarding our financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for our future operations.

Forward-looking statements are subject to risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for our obligation to disclose material information under U.S. federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this prospectus, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of the energy industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

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•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations, including the impact on our reserve volumes and values and our earnings as a result of our derivative positions;

•

the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the success of our derivative activities;

•	the success of our risk management activities;

•	unexpected difficulties in integrating our operations as a result of any significant acquisitions;

•	the effects of competition;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance; and

•	general economic, market or business conditions.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Where You Can Find More Information” above.

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ABOUT US

We are an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploiting, exploring and producing oil and gas properties in the United States. Our core areas of operation are:

•	the Los Angeles and San Joaquin Basins onshore California;

•	the Santa Maria Basin offshore California; and

•	the Gulf Coast Basin onshore and offshore Louisiana, including the Gulf of Mexico.

Our principal executive offices are located at 700 Milam, Suite 3100, Houston, Texas 77002, and our telephone number is (713) 579-6000. We maintain a website on the Internet at http://www.plainsxp.com. Unless specifically incorporated by reference in this prospectus, information that you may find on the website is not part of this prospectus.

RISK FACTORS

There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of any securities offered pursuant to this prospectus and any prospectus supplement for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES (a)

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. All dollar amounts are reported in thousands.

	Year ended December 31,
	2002	2003	2004		2005	2006
Pre-tax income from continuing operations	$42,969	$ 80,539	$ 2,023		$(344,870)	$ 984,607
Fixed charges (see below)	23,544	29,160	47,693		63,161	76,640
Amortization of capitalized interest	493	711	1,163		1,356	1,378
Interest capitalized	(2,387)	(3,232)	(6,985)		(3,467)	(7,909)

Total adjusted earnings available for payment of fixed charges	$64,619	$107,178	$43,894		$(283,820)	$1,054,716

Fixed Charges
Interest expense	$19,377	$23,778	$37,294		$55,421	$64,675
Interest capitalized	2,387	3,232	6,985		3,467	7,909
Amortization of debt-related expenses	1,550	1,542	2,295		3,140	1,990
Rental expense representative of interest factor	230	608	1,119		1,133	2,066

Total fixed charges	$23,544	$29,160	$47,693		$63,161	$76,640

Ratio of earnings to fixed charges	2.7	3.7	(b	)	(c )	13.8

(a)	For each of the periods presented there were no outstanding shares of preferred stock.
(b)	Total fixed charges exceeded total adjusted earnings available for payment of fixed charges by $3.8 million.
(c)	Total fixed charges exceeded total adjusted earnings available for payment of fixed charges by $347.0 million.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called the “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “Plains,” “we,” “us” and “our” refer to Plains Exploration & Production Company, and not to any of its subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

A substantial portion of our assets are held by our operating subsidiaries. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Subsidiary guarantees

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “—Subordination” below.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

Under the indentures, we:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the indentures;

•	will preserve our corporate existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Mergers and sale of assets

Each of the indentures will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another person, unless:

•

either: (a) Plains is the surviving corporation; or (b) the person or entity formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Plains) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•

the person or entity formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Plains) or the person or entity to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of Plains under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such person or entity is a corporation, a corporate co-issuer of such debt securities will be added to the applicable indenture by agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under such indenture; and

•

we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

Events of default

“Event of default,” when used in the indentures, with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Plains by the trustee or to Plains and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to Plains by the trustee or to Plains and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) Plains, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Plains in an involuntary case, (ii) appoints a custodian of Plains or for all or substantially all of its property, or (iii) orders the liquidation of Plains ; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the sections related to matters addressed in items (1) through (15) of this caption, “—Amendments and Waivers,” immediately below, (ii) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (iii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of such indenture, or the deletion of this proviso in such indenture, in accordance with the requirements of such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as supplemented by any supplemental indenture); or

(6) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of debt securities, Plains, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another person or entity to Plains and the assumption by any such successor of the covenants of Plains therein and, to the extent applicable, to the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any person or entity to become a guarantor, and/or to evidence the succession of another person or entity to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the covenants of Plains such further covenants, restrictions, conditions or provisions as Plains shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon Plains and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision was intended to be a verbatim recreation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, Plains is required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal defeasance and covenant defeasance

Each indenture provides that Plains may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

(2) Plains’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Plains’ and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, Plains may, at its option and at any time, elect to have the obligations of Plains released with respect to certain provisions of each indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the applicable indenture, the events of default described under clauses (3) and (4) under the caption “—Events of Default”, in each case, will no longer constitute an event of default thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Plains must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Plains must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Plains has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Plains has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Plains has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Plains or any guarantor is a party or by which Plains or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which Plains or any of its subsidiaries is a party or by which Plains or any of its subsidiaries is bound;

(7) Plains must deliver to the trustee an officers’ certificate stating that the deposit was not made by Plains with the intent of preferring the holders of debt securities over the other creditors of Plains with the intent of defeating, hindering, delaying or defrauding creditors of Plains or others;

(8) Plains must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9) Plains must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Satisfaction and discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by Plains and thereafter repaid to Plains or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Plains, and Plains or the guarantors have irrevocably deposited or caused to be deposited with the trustee funds or U.S. government obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, on and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from Plains irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Plains or the guarantors have paid all other sums then due and payable under such indenture by Plains; and

(3) Plains has delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No personal liability of directors, officers, employees, partners and stockholders

No director, officer, employee, incorporator, partner or stockholder of Plains or any guarantor, as such, shall have any liability for any obligations of Plains or the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon Plains’ issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying agent and registrar

The trustee will initially act as paying agent and registrar for the debt securities. Plains may change the paying agent or registrar without prior notice to the holders of the debt securities, and Plains may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Plains may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. Plains is not required to transfer or exchange any debt security selected for redemption. In addition, Plains is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of principal of, premium, if any, and interest on, subordinated debt securities and any other payment obligations of Plains in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

Plains also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from the trust described under “— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any senior debt (“payment default”) occurs, or

•

any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “Payment Blockage Notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any designated senior debt has been accelerated or a bankruptcy event of default has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

The subordinated indenture also requires that we promptly notify holders of senior debt if payment of subordinated debt securities is accelerated because of an event of default.

Upon any payment or distribution of assets or securities of Plains, in connection with any dissolution or winding up or total or partial liquidation or reorganization of Plains, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by Plains on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, Plains on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture), in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities for Plains, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled shall be made by Plains or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person or entity making such payment or distribution or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of Plains or a marshalling of assets or liabilities of Plains, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No personal liability of officers, directors, employees or stockholders

No officer, director, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any indenture or the debt securities by reason of his, her or its status as such.

Information concerning the trustee

A banking or financial institution will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Our subsidiaries may issue guarantees of debt securities that we offer in any prospectus supplement. A copy of the guarantee will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

DESCRIPTION OF COMMON STOCK

Pursuant to our certificate of incorporation, we have the authority to issue an aggregate of 155,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On January 31, 2007, we had 72.4 million shares of common stock outstanding and no shares of preferred stock outstanding.

Selected provisions of our organizational documents are summarized below; however, you should read the organizational documents for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our credit facility restricts, and future agreements may restrict, our ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

Other rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred stock

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, to protect the continuity of our management. The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Delaware anti-takeover law and certain charter and bylaw provisions

Our certificate of incorporation, bylaws and the Delaware General Corporation Law, or “DGCL” contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•

on or subsequent to the date of the transaction, the business combinations approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and bylaw provisions. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders unless our board of directors approves the taking of the action by written consent. If our board of directors authorizes our stockholders to take action by written consent, then the stockholders may take action by written consent if stockholders having not less than the minimum number of votes necessary to take the action sign the consent. Special meetings of stockholders may be called by our chairman, chief executive officer or by a majority of the board.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Stockholders, with or without cause, may remove directors. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Limitation of liability; indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Stock exchange

Our common stock is listed on the New York Stock Exchange under the symbol “PXP.”

Transfer agent and registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company. Its phone number is 1-800-937-5449.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Plains Exploration & Production Company, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Controls Over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with our oil and gas properties is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been incorporated by reference into this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

Prospectus Supplement

Prospectus

15,000,000 Shares

Plains Exploration & Production Company

Common Stock

PXP

Goldman, Sachs & Co.

Barclays Capital

J.P. Morgan

UBS Investment Bank

Capital One Southcoast

Dahlman Rose & Company

Howard Weil Incorporated

Raymond James

Simmons & Company International

SMH Capital

Tudor, Pickering, Holt & Co.